The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus and product supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 25, 2025

PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 7,372 to
PRODUCT SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01 Dated , 2025
Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in U.S. Equities

$

Autocallable Contingent Coupon Equity-Linked Notes due

Linked to the Class A Common Stock of GitLab Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes do not provide for the regular payment of interest. Instead, the notes will pay a coupon on a payment date but only if the observation closing level of the class A common stock of GitLab Inc. (which we refer to as the underlier) on the related observation date is greater than or equal to 60% of the initial underlier level (which will be set on the trade date and may be higher or lower than the actual closing level of the underlier on the trade date). If, on the other hand, the observation closing level of the underlier on any observation date is less than 60% of the initial underlier level, you will not receive a coupon on the applicable payment date. The notes will mature on the stated maturity date (expected to be the second scheduled business day after the determination date), unless automatically called on any observation date commencing on the observation date that is approximately 3 months after the trade date to and including the observation date that is approximately 9 months after the trade date. Your notes will be automatically called if the observation closing level of the underlier on any such observation date is greater than or equal to the initial underlier level. If your notes are automatically called, you will receive a payment on the related payment date equal to the face amount of your notes plus a coupon (as described below).

Observation dates will be specified dates that are expected to be approximately 3 months after the trade date, approximately 6 months after the trade date, approximately 9 months after the trade date and approximately 12 to 14 months after the trade date. If on any observation date the observation closing level of the underlier is greater than or equal to 60% of the initial underlier level, you will receive on the applicable payment date a coupon for each $1,000 face amount of your notes equal to the product of (a) the quotient of the number of months from the immediately preceding observation date (or the trade date, in the case of the first observation date) to such observation date divided by 12 times (b) between $197.70 and $232.00 (the potential for a per annum return of between 19.77% and 23.20%) (to be set on the trade date).

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, in addition to the final coupon, if any, is based on the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the underlier return is greater than or equal to -40% (the final underlier level is greater than or equal to 60% of the initial underlier level), $1,000 plus a coupon calculated as described above; or

●if the underlier return is less than -40% (the final underlier level is less than 60% of the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return. Under these circumstances, you will lose more than 40%, and possibly all, of your investment, and you will receive no final coupon.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $969.50 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$10	$990
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 1% for each note they sell. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 24.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 24.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    Prospectus dated April 12, 2024

●    Product Supplement dated November 16, 2023

When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $969.50, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlier, instruments based on the Underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Coupon, the Coupon Trigger Level and the Trigger Knock-Out Level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Autocallable Contingent Coupon Equity-Linked Notes Linked to the Class A Common Stock of GitLab Inc., which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes do not provide for the regular payment of interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Terms

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement and prospectus. All references to “Call Observation Dates,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Final Underlier Level,” “Initial Underlier Level,” “Observation Closing Level,” “Original Issue Price,” “Stated Maturity Date,” “Trade Date,” “Trigger Knock-Out Level” and “Underlier” herein shall be deemed to refer to “determination dates,” “payment at maturity,” “closing price,” “valuation date,” “stated principal amount,” “final share price,” “initial share price,” “determination closing price,” “issue price,” “maturity date,” “pricing date,” “trigger level” and “underlying share” respectively, as used in the accompanying product supplement.

If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Underlier: The class A common stock of GitLab Inc. (Bloomberg symbol: “GTLB”)

Notes: The accompanying product supplement refers to the notes as the “auto-callable securities.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Early Redemption: If a Redemption Event occurs, the notes will be automatically redeemed for an Early Redemption Payment on the related Call Payment Date. No further payments will be made on the notes once they have been redeemed.

Redemption Event: A Redemption Event will occur if, on any Call Observation Date, the Observation Closing Level of the Underlier is greater than or equal to the Initial Underlier Level.

Early Redemption Payment: The Early Redemption Payment will be an amount in cash equal to the sum of (i) the Face Amount for each note you hold plus (ii) the Coupon with respect to the related Coupon Observation Date.

Cash Settlement Amount (on the Stated Maturity Date): If your notes are not automatically called, for each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Underlier Level is greater than or equal to the Trigger Knock-Out Level, $1,000 (in addition to the Coupon otherwise payable); or

●if the Final Underlier Level is less than the Trigger Knock-Out Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Underlier Return.

You will lose a significant portion or all of your investment at maturity if the Final Underlier Level is less than the Trigger Knock-Out Level. Any payment of the Cash Settlement Amount is subject to the credit risk of Morgan Stanley.

Initial Underlier Level: To be determined on the Trade Date. The Initial Underlier Level may be higher or lower than the actual Closing Level of one share of the Underlier on the Trade Date; provided that the Initial Underlier Level will not be higher than the highest level of the Underlier on the Trade Date.

Final Underlier Level: The Closing Level of one share of the Underlier times the Adjustment Factor, each as determined by the Calculation Agent on the Determination Date, except in the limited circumstances described under “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Postponement of Determination Dates” on page S-64 of the accompanying product supplement.

Underlier Return: The quotient of (i) the Final Underlier Level minus the Initial Underlier Level divided by (ii) the Initial Underlier Level, expressed as a percentage

Trigger Knock-Out Level: 60% of the Initial Underlier Level

Coupon Observation Dates (to be set on the Trade Date): Specified dates that are expected to be approximately 3 months after the Trade Date, approximately 6 months after the Trade Date, approximately 9 months after the Trade Date and approximately 12 to 14 months after the Trade Date, subject to postponement as described under “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Postponement of Determination Dates” on page S-64 of the accompanying product supplement.

Call Observation Dates (to be set on the Trade Date):  Expected to be each Coupon Observation Date commencing on the Coupon Observation Date that is approximately 3 months after the Trade Date to and including the Coupon Observation Date that is approximately 9 months after the Trade Date, subject to postponement as referenced under “—Coupon Observation Dates” above.

Coupon Payment Dates (to be set on the Trade Date):  Expected to be the second scheduled Business Day after the corresponding Coupon Observation Date, subject to postponement as described under “—Postponement of Coupon Payment Dates (including the Maturity Date) and Call Payment Dates” below. The Coupon, if any, with respect to the final Coupon Observation Date will be paid on the Stated Maturity Date.

Call Payment Dates (to be set on the Trade Date):  Expected to be the second scheduled Business Day after the corresponding Call Observation Date, subject to postponement as described under “—Postponement of Coupon Payment Dates (including the Maturity Date) and Call Payment Dates” below.

Coupon (to be set on the Trade Date):  Subject to any earlier automatic redemption, on each Coupon Payment Date, for each $1,000 Face Amount of your notes, we will pay you:

●if the Observation Closing Level of the Underlier on the related Coupon Observation Date is greater than or equal to the Coupon Trigger Level, the product of (i) the quotient of the number of months from the immediately preceding Coupon Observation Date (or the Trade Date, in the case of the first Coupon Observation Date) to such Coupon Observation Date divided by 12 times (ii) between $197.70 and $232.00 (the potential for a per annum return of between 19.77% and 23.20%); or

●if the Observation Closing Level of the Underlier on the related Coupon Observation Date is less than the Coupon Trigger Level, $0.

Coupon Trigger Level:  60% of the Initial Underlier Level

Trade Date:

Original Issue Date (Settlement Date) (to be set on the Trade Date): Expected to be the fifth scheduled Business Day following the Trade Date.

Determination Date (to be set on the Trade Date): The final Coupon Observation Date, expected to be approximately 12 to 14 months after the Trade Date, subject to postponement as described in the accompanying product supplement on page S-64 under “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Postponement of Determination Dates.”

Stated Maturity Date (to be set on the Trade Date): Expected to be the second scheduled Business Day following the Determination Date, subject to postponement as described below.

Postponement of Coupon Payment Dates (including the Maturity Date) and Call Payment Dates: If any scheduled Coupon Observation Date (including the Determination Date) or Call Observation Date is not a Trading Day or if a Market Disruption Event occurs on any such day so that any Coupon Observation Date or Call Observation Date as postponed falls less than two Business Days prior to the relevant scheduled Coupon Payment Date (including the Stated Maturity Date) or Call Payment Date, as applicable, the Coupon Payment Date (or the Stated Maturity Date) or Call Payment Date will be postponed to the second Business Day following that Coupon Observation Date or Call Observation Date as postponed, and no adjustment will be made to any payment made on that postponed date.

Observation Closing Level: The Closing Level of one share of the Underlier on any Call Observation Date or Coupon Observation Date, as applicable, times the Adjustment Factor on such Call Observation Date or Coupon Observation Date, as applicable

Closing Level: See “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Some Definitions—closing price” on page S-57 of the accompanying product supplement

Adjustment Factor: 1.0, subject to adjustment in the event of certain corporate events affecting the Underlier. See “—Antidilution Adjustments” below.

Business Day: As described under “Description of Auto-Callable Securities—Some Definitions—business day” on page S-48 of the accompanying product supplement

Trading Day: As described under “Description of Auto-Callable Securities—Some Definitions—trading day” on page S-50 of the accompanying product supplement

Record Date: The Record Date for each Coupon Payment Date shall be the date one Business Day prior to such scheduled Coupon Payment Date; provided, however, that any Coupon payable at maturity (or upon Early Redemption) shall be payable to the person to whom the Cash Settlement Amount or Early Redemption Payment, as the case may be, shall be payable.

Market disruption event: See “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Some Definitions—market disruption event” on page S-59 of the accompanying product supplement.

Antidilution adjustments: See “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Antidilution Adjustments” on page S-65 of the accompanying product supplement.

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlier, including, without limitation, as a result of the issuance of any tracking stock by GitLab Inc., (ii) GitLab Inc. or any surviving entity or subsequent surviving entity of GitLab Inc. (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of GitLab Inc. or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) GitLab Inc. is liquidated, (v) GitLab Inc. issues to all of its shareholders equity securities of an issuer other than GitLab Inc. (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlier (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether a Redemption Event has occurred and the amount payable upon a Call Payment Date or at maturity for each $1,000 Face Amount of notes will be as follows:

●Upon any Call Observation Date following the effective date of a Reorganization Event and prior to the Determination Date: If the Exchange Property Value (as defined below) is greater than or equal to the Initial Underlier Level, the notes will be automatically redeemed for an Early Redemption Payment.

●Upon the Determination Date, if the notes have not previously been automatically redeemed: You will receive for each $1,000 Face Amount of notes that you hold a Cash Settlement Amount equal to:

oIf the Exchange Property Value on the Determination Date is greater than or equal to the Trigger Knock-Out Level: $1,000 (in addition to the Coupon otherwise payable)

oIf the Exchange Property Value on the Determination Date is less than the Trigger Knock-Out Level: (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Underlier Return. For purposes of calculating the Underlier Return, the “Final Underlier Level” will be deemed to equal the Exchange Property Value on the Determination Date.

Following the effective date of a Reorganization Event, the Coupon will be payable for each Coupon Observation Date on which the Exchange Property Value is greater than or equal to the Coupon Trigger Level.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Underlier Level, less than the Coupon Trigger Level or less than the Trigger Knock-Out Level, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the notes to “the Underlier” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlier shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Level or the Final Underlier Level of the Underlier, including, without limitation, a partial tender or exchange offer for the Underlier.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the notes made pursuant to paragraph 5 above upon written request by any investor in the notes.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Underlier Level.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the Business Day following the applicable Call Observation Date, give notice of the early redemption of the notes and the applicable Cash Settlement Amount, including specifying the payment date of the applicable amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office, and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the Call Payment Date, deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as Coupon, if any, with respect to each note on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Coupon to the Trustee for delivery to the depositary, as holder of the securities, on the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61778JKM1

ISIN: US61778JKM17

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that the various hypothetical Observation Closing Levels of the Underlier on a Coupon Observation Date could have on the Coupon payable, if any, on the related Coupon Payment Date and (ii) the impact that various hypothetical Observation Closing Levels of the Underlier on the Determination Date could have on the Cash Settlement Amount payable on the Stated Maturity Date, assuming all other variables remain constant.

The examples below are based on a range of Observation Closing Levels of the Underlier that are entirely hypothetical; no one can predict what the level of the Underlier will be on any day during the term of the notes, and no one can predict what the Observation Closing Level of the Underlier will be on any Coupon Observation Date, any Call Observation Date or the Determination Date. The Underlier has at times experienced periods of high volatility — meaning that the level of the Underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to a Call Payment Date or the Stated Maturity Date, as applicable. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Underlier, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Hypothetical Coupon:

the product of (i) the quotient of the number of months from the immediately preceding Coupon Observation Date (or the Trade Date, in the case of the first Coupon Observation Date) to such Coupon Observation Date divided by 12 times (ii) $197.70 (the potential for a per annum return of 19.77%)

Coupon Trigger Level:	60% of the Initial Underlier Level
Trigger Knock-Out Level:	60% of the Initial Underlier Level

●Neither a market disruption event nor a non-Trading Day occurs on an originally scheduled Coupon Observation Date or Call Observation Date or the original scheduled Determination Date.

●Notes purchased on the Original Issue Date at the Face Amount and held to a Call Payment Date or the Stated Maturity Date, as applicable.

Moreover, we have not yet set the Initial Underlier Level that will serve as the baseline for determining whether the Coupon will be payable on each Coupon Payment Date, if the notes will be automatically called, the Underlier Return and the amount that we will pay on the notes, if any, on a Coupon Payment Date, a Call Payment Date or at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level may differ substantially from the level of the Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Underlier over the term of the notes, the actual Observation Closing Level on any Call Observation Date or Coupon Observation Date, as well as the Coupon payable, if any, on each Coupon Payment Date, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underlier shown elsewhere in this document. For information about the historical levels of the Underlier during recent periods, see “The Underlier” below.

Hypothetical Coupon Payments

The examples below show the hypothetical performance of the Underlier as well as the hypothetical Coupons, if any, that we would pay on each Coupon Payment Date with respect to each $1,000 Face Amount of your notes if the hypothetical Observation Closing Level of the Underlier on the applicable Coupon Observation Date was the percentage of the Initial Underlier Level shown.

Example 1

Hypothetical Coupon Observation Date	Hypothetical Observation Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	85%	$49.425
Second	40%	$0
Third	90%	$49.425
Final	45%	$0
Total Hypothetical Coupons		$98.85

In Example 1, the hypothetical Observation Closing Level of the Underlier is greater than the Coupon Trigger Level on some of the hypothetical Coupon Observation Dates but less than the Coupon Trigger Level on each of the other hypothetical Coupon Observation Dates.  Because the hypothetical Observation Closing Level of the Underlier on each of the first and third hypothetical Coupon Observation Dates is greater than or equal to the Coupon Trigger Level, the total of the hypothetical Coupons in Example 1 is $98.85. Because the hypothetical Observation Closing Level of the Underlier on each of the other hypothetical Coupon Observation Dates is less than the Coupon Trigger Level, no further Coupons will be paid, including at maturity.

Example 2

Hypothetical Coupon Observation Date	Hypothetical Observation Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	45%	$0
Second	40%	$0
Third	50%	$0
Final	45%	$0
Total Hypothetical Coupons		$0

In Example 2, because the hypothetical Observation Closing Level of the Underlier on each Coupon Observation Date is less than the Coupon Trigger Level, you will not receive a Coupon payment on any applicable hypothetical Coupon Payment Date.  Since this occurs on every hypothetical Coupon Observation Date, you will not receive any Coupon over the term of the notes. Therefore, the total of the hypothetical Coupons in Example 2 is $0.

Example 3

Hypothetical Coupon Observation Date	Hypothetical Observation Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	120%	$49.425
Total Hypothetical Coupons		$49.425

In Example 3, the hypothetical Observation Closing Level of the Underlier is greater than the Initial Underlier Level on the first hypothetical Coupon Observation Date. Because the hypothetical Observation Closing Level of the Underlier is greater than or equal to the Initial Underlier Level on the first hypothetical Coupon Observation Date (which is also the first hypothetical Call Observation Date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical Coupon of $49.425, you will receive an amount in cash equal to $1,000 for each $1,000 Face Amount of your notes. No further payments will be made on the notes once they have been called.

If the notes are not automatically called following any Call Observation Date (i.e., the Observation Closing Level of the Underlier on each of the Call Observation Dates is less than the Initial Underlier Level), the Cash Settlement Amount we would deliver for each $1,000 Face Amount of your notes on the Stated Maturity Date will depend on the performance of the Underlier on the Determination Date, as shown in the table below. The table below assumes that the notes have not been automatically called following any Call Observation Date and reflects hypothetical Cash Settlement Amounts that you could receive on the Stated Maturity Date. The levels in the left column of the table below represent hypothetical Final Underlier Levels and are expressed as percentages of the Initial Underlier Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Underlier Level (expressed as a percentage of the Initial Underlier Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called Following a Call Observation Date
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	100.000%*
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
60.000%	100.000%*
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

*Does not include the final Coupon

If, for example, the notes have not been automatically called following any Call Observation Date and the Final Underlier Level were determined to be 25.000% of the Initial Underlier Level, the Cash Settlement Amount would be 25.000% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose 75.000% of your investment.

If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If the Final Underlier Level were determined to be 200.000% of the Initial Underlier Level, the Cash Settlement Amount would be capped at 100.000% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, the Cash Settlement Amount would be capped and you would not benefit from any increase in the Final Underlier Level above the Initial Underlier Level.

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not guarantee any return of principal at maturity. If the notes are not automatically called prior to maturity and the Final Underlier Level has declined below the Trigger Knock-Out Level of 60% of the Initial Underlier Level, you will receive for each note that you hold a Cash Settlement Amount that is significantly less than the Face Amount of each note by an amount proportionate to the full decline in the level of the Underlier from the Initial Underlier Level, and you will lose a significant portion or all of your investment. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Return On Your Notes May Change Significantly Despite Only A Small Incremental Change In The Level Of The Underlier

If your notes have not been automatically called and the Final Underlier Level is less than the Trigger Knock-Out Level, you will receive significantly less than the Face Amount of your notes and you could lose up to all of your investment in the notes. This means that while a decrease in the Final Underlier Level to the Trigger Knock-Out Level will not result in a loss of principal on the notes, a decrease in the Final Underlier Level to less than the Trigger Knock-Out Level will result in a loss of a significant portion of the Face Amount of the notes, despite only a small incremental change in the level of the Underlier.

The Notes Do Not Provide For The Regular Payment Of Interest

The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a Coupon on a Coupon Payment Date but only if the Observation Closing Level of the Underlier is greater than or equal to 60% of the Initial Underlier Level, which we refer to as the Coupon Trigger Level, on the related Coupon Observation Date. If, on the other hand, the Observation Closing Level of the Underlier is lower than the Coupon Trigger Level on the relevant Coupon Observation Date, we will pay no Coupon on the applicable Coupon Payment Date. It is possible that the Observation Closing Level of the Underlier will remain below the Coupon Trigger Level for extended periods of time or even throughout the entire term of the notes so that you will receive few or no Coupons. If you do not earn sufficient Coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

You Will Not Participate In Any Appreciation Of The Underlier

You will not participate in any appreciation of the Underlier, which could be significant. The return on the notes will be limited to the Coupons, if any, that are paid with respect to each Coupon Observation Date on which the Observation Closing Level of the Underlier is greater than or equal to the Coupon Trigger Level. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the Underlier.

The Automatic Call Feature May Limit The Term Of Your Investment To As Short As Approximately Three Months, And You May Not Be Able To Reinvest At Comparable Terms Or Returns

The term of your investment in the notes may be shortened due to the automatic call feature of the notes. If the notes are redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Us On The Trade Date

We will not fix the Stated Maturity Date until the Trade Date, and so you will not know the exact term or the Determination Date of the notes at the time that you make your investment decision. The term could be as short as approximately 1 year, and as long as approximately 1 year and 2 months. You should be willing to hold your notes for up to approximately 1 year and 2 months, and the Stated Maturity Date selected by us could have an impact on the value of the notes. For example, the Underlier may be lower on the actual Determination Date and the Cash Settlement Amount may be lower than if the Determination Date and Stated Maturity Date had been set differently in the two-month range.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to a Call Payment Date or the Stated Maturity Date, as applicable, will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to a Call Payment Date or the Stated Maturity Date, as applicable, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Trigger Knock-Out Level and the Coupon on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount and the Final Underlier Level is less than the Trigger Knock-Out Level, you will incur a greater percentage loss on your investment in the notes than would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Additionally, the Coupon payment, if any, would represent a lower percentage return relative to your initial investment than it would have had you purchased the notes at the Face Amount or at a discount to the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Underlier, volatility (frequency and magnitude of changes in value) of the Underlier and dividend yield of the Underlier, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Underlier or equities markets generally and which may affect the Final Underlier Level of the Underlier, the occurrence of certain events affecting the Underlier that may or may not require an adjustment to the Adjustment Factor and any actual or anticipated changes in our credit ratings or credit spreads. The level of the Underlier may be, and has been, volatile, and we can give you no assurance that the volatility will lessen. See “The Underlier” below. The Underlier began trading on October 14, 2021 and therefore has limited historical performance. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Coupon, If Any, Is Based On The Observation Closing Level Of The Underlier On Only The Related Coupon Observation Date

Whether the Coupon will be paid on any Coupon Payment Date will be based on the Observation Closing Level of the Underlier on the relevant Coupon Observation Date. As a result, you will not know whether you will receive the Coupon on any Coupon Payment Date until the applicable Coupon Observation Date. Moreover, because the Coupon is based solely on the level of the Underlier on a specific Coupon Observation Date, if the Observation Closing Level of the Underlier on such Coupon Observation Date is below the Coupon Trigger Level, you will receive no Coupon with respect to such Coupon Observation Date, even if the level of the Underlier was at or above the Coupon Trigger Level on other days during the term of the notes.

Investing In The Notes Is Not Equivalent To Investing In The Underlier

Investing in the notes is not equivalent to investing in the Underlier. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier. As a result, any return on the notes will not reflect the return you would realize if you actually owned shares of the Underlier and received the dividends paid or distributions made on them.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Level, the Coupon Trigger Level, the Trigger Knock-Out Level, whether the Coupon will be paid on each Coupon Payment Date, whether the notes will be called following a Call Observation Date and the Final Underlier Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, any adjustments to the Adjustment Factor or calculation of the Final Underlier Level in the event of a market disruption event. These potentially subjective determinations may adversely affect the amount payable on the notes, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Underlier), including trading in the Underlier as well as in other instruments related to the Underlier. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the Underlier and other financial instruments related to the Underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Level, and, therefore, could increase (i) the level at or above which the Underlier must close on a Call Observation Date so that the notes are redeemed prior to the Stated Maturity Date for the Early Redemption Payment, (ii) the Coupon Trigger Level, which is the level at or above which the Underlier must close on each Coupon

Observation Date in order for investors to earn a Coupon and (iii) the Trigger Knock-Out Level, which is the level at or above which the Underlier must close on the Determination Date so that investors do not suffer a significant loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the level of the Underlier on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain

There is no direct legal authority as to the proper treatment of the notes for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the notes are uncertain.

Please read the discussion under “Tax Considerations” in this document concerning the U.S. federal income tax consequences of an investment in the notes. We intend to treat a note for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the notes, could result in adverse tax consequences to holders of the notes because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of income or loss on the notes might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the notes as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the notes every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the notes) and recognize all income and gain in respect of the notes as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the notes, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax consequences of an investment in the notes, possibly retroactively.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISKS RELATING TO THE UNDERLIER

We Are Not Affiliated With GitLab Inc.

GitLab Inc. is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of GitLab Inc., including any corporate actions of the type that would require the Calculation Agent to adjust the payout to you at maturity. GitLab Inc. has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to GitLab Inc.

We May Engage In Business With Or Involving GitLab Inc. Without Regard To Your Interests

We or our affiliates may presently or from time to time engage in business with GitLab Inc. without regard to your interests, including extending loans to, or making equity investments in, GitLab Inc. or its affiliates or subsidiaries or providing advisory services to GitLab Inc., such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about GitLab Inc.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlier.  These research reports may or may not recommend that investors buy or hold the Underlier.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every Corporate Event That Could Affect The Underlier

MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain corporate events affecting the Underlier, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the Underlier.  However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Underlier.  In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the Underlier by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before a Coupon Observation Date, this may decrease the Observation Closing Level of the Underlier to be less than the Coupon Trigger Level (resulting in no Coupon being paid with respect to such date) or the Final Underlier Level to be less than the Trigger Knock-Out Level (resulting in a loss of a significant portion of all of your investment in the notes), materially and adversely affecting your return.

Past Performance is No Guide to Future Performance

The actual performance of the Underlier over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Underlier or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Underlier.

THE UNDERLIER

GitLab Inc. provides a software development and delivery platform. The Underlier is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by GitLab Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-40895. In addition, information regarding GitLab Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the Underlier is accurate or complete.

Information as of market close on March 21, 2025:

Bloomberg Ticker Symbol:	GTLB
Current Stock Price:	$50.95
52 Weeks Ago:	$59.87
52 Week High (on 2/5/2025):	$73.135
52 Week Low (on 8/8/2024):	$40.84

The following graph sets forth the daily Closing Levels of the Underlier for each quarter in the period from October 14, 2021 through March 21, 2025, adjusted for corporate events, if applicable. The Closing Level of the Underlier on March 21, 2025 was $50.95. The Underlier began trading on October 14, 2021 and therefore has limited historical performance. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The Underlier has at times experienced periods of high volatility. The actual performance of the Underlier over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Underlier or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Underlier. You should not take the historical levels of the Underlier as an indication of its future performance, and no assurance can be given as to the Closing Level of the Underlier on any Coupon Observation Date, including the Determination Date.

Historical Daily Closing Levels of Class A Common Stock of GitLab Inc. October 14, 2021** to March 21, 2025

**The Underlier began trading on October 14, 2021 and therefore has limited historical performance.

TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the notes issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes. This discussion applies only to investors in the notes who:

●purchase the notes in the original offering; and

●hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the notes as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the notes or instruments that are similar to the notes for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a note for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments of the notes). Unless otherwise stated, the following discussion is based on the treatment of each note as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Assuming the treatment of the notes as set forth above is respected, the following U.S. federal income tax consequences should result.

 Tax Basis. A U.S. Holder’s tax basis in the notes should equal the amount paid by the U.S. Holder to acquire the notes.

 Tax Treatment of Coupon Payments. Any coupon payment on the notes should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Settlement of the Notes. Upon a sale, exchange or settlement of the notes, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the notes sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. In general, any such gain or loss recognized should be short-term capital gain or loss. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the notes, could result in adverse tax consequences to holders of the notes because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the notes every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the notes would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the notes, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. Other alternative federal income tax treatments of the notes are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the notes. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and potential changes in applicable law.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the notes and the payment of proceeds from a sale, exchange or other disposition of the notes, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the notes and the payment of proceeds from a sale, exchange or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Although significant aspects of the tax treatment of each note are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S.

Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to notes issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the notes may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the notes and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the notes is unclear, you should assume that any coupon payment with respect to the notes will be subject to the FATCA rules. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the notes.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

No dividends: The notes will not pay dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on a Call Payment Date or the Stated Maturity Date, as applicable, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to a Call Payment Date or the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, if notes are not automatically redeemed early and the Final Underlier Level is less than the Trigger Knock-Out Level, you will incur a greater (or lesser) percentage loss on your investment than would be the case if you had purchased the notes at the Face Amount. Additionally, the Coupon payment, if any, would represent a lower (or higher) percentage return than it would have had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 13 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlier, futures and options contracts on the Underlier, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the level of the Underlier on the Trade Date, and therefore increase (i) the level at or above which the Underlier must close on a Call Observation Date so that the notes are redeemed prior to the Stated Maturity Date for the applicable Early Redemption Payment, (ii) the Coupon Trigger Level, which is the level at or above which the Underlier must close on each Coupon Observation Date in order for investors to earn a Coupon and (iii) the Trigger Knock-Out Level, which is the level at or above which the Underlier must close on the Determination Date so that investors do not suffer a significant loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Underlier, futures or options contracts on the Underlier or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Underlier, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 1% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Coupon rate, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the fifth scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus dated April 12, 2024

Product Supplement dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement or in the prospectus.